Exhibit 99.1

LiveXLive Media, Inc.

First Quarter 2019 Earnings Conference Call

Tuesday, August 14, 2018, 5:00 PM Eastern

CORPORATE PARTICIPANTS

Rob Ellin - Co Founder, Chief Executive Officer

Mike Zemetra - Chief Financial Officer

PRESENTATION

Operator

Good afternoon, and welcome to the LiveXLive Media First Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star then one on your touchtone phone, to withdraw your question, please press star then two. Please note this event is being recorded.

I would now like to turn the conference over to Mr. Andrew Jacobson [ph] General Counsel. Please go ahead.

Andrew Jacobson

Good afternoon and welcome to LiveXLive Media’s financial results conference call for the first three months of fiscal year 2019 ended June 30, 2018. Joining me on today’s call are Rob Ellin, Co Founder and CEO and Mike Zemetra, CFO.

I’d like to remind you that some of the statements made on today’s call are forward-looking, and are based on our current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include but are not limited to statements regarding the future performance of LiveXLive Media including expected financial results for the second quarter and full 2019 fiscal year and the future growth of our business.

Our actual results may differ materially from those discussed in this call for a variety of reasons. Please refer to the company’s filings with the SEC for information about factors which could cause our actual results to differ materially from these forward-looking statements, including those described in the company’s annual report on Form 10-K for the year ended March 31, 2018 and subsequent SEC filings. Importantly, this conference call contains time sensitive information that is accurate only as of today.

You will find reconciliations of non GAAP financial measures to the most comparable GAAP financial measures discussed today in our earnings release, which is posted on the Investor relations website at ir.livexlive.com. And I encourage you to periodically visit our IR website for important content. The following discussion including responses to your questions reflects management’s views as of today August 14, 2018 only and except as required by law, we do not undertake any obligation to update or revise this information after the date of this call.

Now let me turn the call over to Rob Ellin.

Rob Ellin

Thank you, Andrew. Thank you for joining us. Since this is our first call as a public company, I would like to spend a little bit of time upfront to provide you a background on how LiveXLive was built, review our recent progress in key metrics, and outline our long term goals. Mike Zemetra will then review our financials and give you our first guidance for the year.

LiveXLive was founded with the goal of creating the most authentic immersive music network across all genres in music in 25 years. Our mission is simple, to bring new experience of live music and entertainment to the music fans wherever music is watched and listened to around the world. The first significant move was acquiring digital rights and global distribution rights for the biggest festivals in the world. These are a staggering 2,000 plus Superbowl-like festivals that typically last three days and going on anywhere from 25,000 to hundreds of thousands attendees per day, modifying the playbook from ESPN we determined that partnering with festival owners and sharing the long term revenues will position our company to success. In addition, we also maintain a neutral or independent position with the industry that has allowed LiveXLive the opportunity to partner with labels, promoters, publishers, agents, managers and most importantly the biggest artists in the world. The key to convincing those partners to join our network was critical to build a world class management team across mobile, media and music.

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Tuesday, August 14, 2018, 5:00 PM Eastern

The major advantage that can exist ESPN started is to why we distribute our accessible technology that is available in 2018. We were able to deliver world class entertainment across any screen or device globally to 125 countries. We were fortunate enough to have two of the former CEOs of ESPN Steve Bornstein and Rodger Warner [ph] helped guide the vision and execution.

At the highest level, our goal is to bring fans, bands and brands together, while enhancing value and introducing new revenues for the music industry. We will accomplish this by leveraging technology to capitalize on the mega trends of our industry.

Live streaming, over-the-top delivery, mobile and highly, shareable content. LiveXLive allows fans to move seamlessly through our site and our apps to watch the greatest music fests with concerts, venues and work shows and most importantly, original programming. This includes interviews, back stage content, behind the scenes, red carpet and a slate of exciting pilots, we’ll discuss further in further in messaging.

We deliver all this while offering simultaneously the most submersive experience with consumer that they can chat, they can message, in the near future they will be able to date, they will be able to buy tickets or merchandise. We get you as close to a live experience as possible. You may not be standing in the venue, but we will give you an opportunity to have the best seat in the house.

Now turning to the recent progress report. I am so proud, tremendously proud of our team’s execution what we had accomplished in a very short period of time. In seven months since our underwriting public offering, we up-listed to NASDAQ. We were added to the Russell 2000 and 3000. We acquired Slacker Radio and we added world class investor Group including Colombia Capital, Roe [ph], Mission [ph], and Fidelity. The combination of Slacker and a large base of festivals has driven truly exciting and impressive results year-to-date. I am going to hit on a couple of key numbers that in metrics that are real exciting about where this is heading.

Today we have more than 500,000 paid subscribers we grew our subs over 10% for the quarter. Through the past weekend we have now live streamed ten of the largest music festivals around the globe since April generating over 30 million views, averaging 3 million live views per festival. This is 2 million more when we originally took the company out; we expected a million per festival.

That viewership represents 120 hours of live content, 180 hours year-to-date and we have streamed to a 125 countries. We’ve streamed live performances for all fans across all genres of music. I’m proud to say that Katy Perry, the Gorillaz, the Killers, Travis Scott, Fiesco [ph], Demi Lovato, the Chainsmokers, Marshmallow, Dierks Bentley, Shawn Mendes; the reason I named so many is because we cover all genres of music.

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Tuesday, August 14, 2018, 5:00 PM Eastern

The social reach of the artists that we are streaming this year has a potential reach of22.2 billion. This is an incredible number and when you think about that, it allows the company with way less marketing knowledge and way less CPIs, has the opportunity to utilize the relationships with the artists to drive a massive audience and if we just reached 1% of that audience, we have the largest live music network in history.

Our music platform has over 350 curated radio channels, [indiscernible] we serve up premium music capabilities which allows users to listen as well as download music of their choice. We are in 80 different automobiles; we have a partnership with Elon Musk chose us as the exclusive partner, across Teslas…all the Teslas. And we have been in 650,000 vehicles. We are supported on Apple and Android. We are in three of the four major carriers, Verizon, T-Mobile and Sprint as well as one of the largest carriers in Canada.

Our live stream capabilities allow users to watch the most amazing live music from any screen including mobile, desktops, over-the-top channels, Roku, Apple TV, Amazon Fire and fully expect by the end of the year to be across all digital platforms. Original programming is going to be a large part of our story. We are securing to develop a slate of original music focused programs including 40 plus pieces of short film content published consisting of artist interviews, lifestyle segments and a slate of original pilots. We recently hired Matt Baxter joined us, who is Head of Spotify's Content and the Head of Live Nation TVs Content, as well as, Devin Dehaven who is streamed most of the largest festivals in the United States and around the globe including Jazz Fest and Stagecoach, Rock in Rio and many others.

We secured real exciting distribution wins this quarter, starting with Tencent. Tencent music distributed our content for EDC into China. As well as Townsquare Media distributor of content for Rock on the Range and Country 500 and we partner with Dailymotion and their 200 million users across Europe and the partnership with Vivendi-Universal. We finally positively tested and most important what is called Live Zone. LiveZone is our SportsCenter of music; we expect the full launch of LiveZone by year-end.

Moving on to partnerships, moving on from our key metrics I will spend a few minutes on partnerships, Slacker and Technology we are finishing on our long term goals. We significantly expanded our multiyear partnership with some of the biggest festivals and producers of live content in the world, most importantly number one and number two, we partner with AEG, we’ve expanded our partnership now to seven of their festivals, and hope to grow that substantially. We’ve also partnered with Insomniac, Live Nation, in an exclusive deal within Insomniac across all of their festivals, then use concerts, et cetera.

In Q1, the partnership with AEG extends us to seven festivals, we added Decadence [ph] in Global Dance and very excitingly we did our First Country Music Festival, Country 500 to a very sizable audience and just a beautiful event.

Now, the transformable partnership within Insomniac. Insomniac is the producer of some of the most innovative immersive music festivals in the world. We forged the five-year partnership to become the exclusive global live streaming partner for all of their events, festivals, concerts, venues, specifically and most importantly the great EDC the largest dance music festival in North America. And most importantly we launched and partnered with an Insomniac channel making us the thought leader globally in dance music.

As well as, the sales team of Live Nation Insomniac will be up-selling sponsorship from live to Digital. Our fiscal year festivals slate now covers a staggering 27 events, this is over 100 days a content six to eight hours a day around the world. We stream from Budapest to Switzerland to China; just about everywhere in the world we cover now. We streamed EDC, Rock in Rio, Jazz Montreux, Sziget and expect to stream many more, with that the expectation is streamed over 500 of the biggest artists and a staggering 350 hours of live content.

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Tuesday, August 14, 2018, 5:00 PM Eastern

Technology and R&D; On the technology side, I will talk through our R&D initiatives as well as our tie-ins with the Slacker acquisition. The Slacker developed team has been turbocharged as our technology efforts under the leadership of Mike Bebel [ph], Mike brings over 20 years of interactive and music experience building PressPlay and Napster, as well as, Universal Digital, as well as, running Microsoft Music.

Slacker and LiveXLive have combine content programming teams and are building a network of both audio and video channels which stretch across mobile, TV apps and in-car infotainment. Slacker furthers LiveXLive’s ability to drive innovation across technology and entertainment while providing the company with access to a new base of consumers and music enthusiasts.

Slacker’s technology team and data-rich platform bring significant advantages to both the audio and video sides of LiveXLive. In a few short months, the product development team has proven their focus on rapidly creating the next generation of LiveXLive web properties, mobile and OTT apps and watch across Apple TV, Roku and Fire TV. We fully intend to be on four major platforms by year-end. The team is also built our own proprietary player that offers the consumer the first immersive experience in watching a live event and simultaneously leaving a message, chat, buy tickets, buy merchandise and experience as close to a live event.

Moving on to LiveXLive’s long term goals is to become the Netflix of music. We initiated that, it’s taking four years to get here, we’ve now become the authentic thought leader around music, we will stream more live music events than anyone else in the world this year. With that I wanted to add that music is not just the business we are in, everyone at LiveXLive is passionate about music, but one of the core tenets of our company is that music unites people.

The clichés about being the universal language are true; music transcends age, borders, politics, [indiscernible] colors and races. LiveXLive has committed to promoting all genres of music globally one recent example is the launch of our Woman’s Crush Everyday, our country channel, of course, Slacker which got a great article in Billboard [ph] that hopefully you will have a chance to read.

In summary, you’ve seen our Q1 results and annual guidance in our press release and we are focused on the long term. We are aiming high and intend to enhance the overall music industry. LiveXLive is securing valuable process and assets combined with our proprietary technology platform and rapidly growing audiences bodes very well for monetization opportunities.

Today we are laying out our long term goals for the company. First we believe, within five years, in 2023 we will have at least 10 million paid subscribers on our platform. We have 0.5 million today and growing at double-digit rates on a quarterly basis. They are almost 250 million paid subscribers to music services and we think that 10 million subscribers is very realistic and not a large percentage of the overall but is laser focused on original programing. Now, it translates it's over $0.5 billion of annual revenue for LiveXLive.

Secondly, we believe we can stream well over a 100 festivals a year, we are over 3,000 as I stated earlier and one of those to really enforce this is to know that EDC Las Vegas festival to stream had a larger audience than the Billboard music awards.

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern

Third, we expect to have enough content to air 24 hours a day, seven days a week. Fourth, as I articulated earlier we expand our distribution footprint across all digital platforms including next generation technologies. So AR, VR [ph] and expand our music operations and subscription service internationally, starting with Slacker and expanding that audio proposition to the rest of the world.

Stay tuned to LiveXLive, we've made a tremendous amount of progress in a very short amount of time, and we are in the very early innings of the long game. We have an incredibly exciting roadmap for the year and expect to make significant announcements in terms of festivals, additions to our team, and other game changing news.

At this point, I am going to turn it over to Mike Zemetra our CFO to walk you through the numbers.

Mike Zemetra

Great. Thank you, Bob. We began the first half of fiscal 2019 with strong results including Q1, 2019 revenue of $7.6 million, adjusted operating loss of $4.6 million and record subscriber in festival livestreams during the quarter. Given our lack of operating history year-over-year my Q1 financial commentary will focus more on quarter-over-quarter sequential performance as compared to the prior year first quarter.

More specifically on Q1; Q1 consolidated revenue was $7.6 million up 7% quarter-over-quarter from $7.1 million in Q4, 2018 due to better performance across our advertising and licensing services coupled with quarter-over-quarter growth in our paid subscribers. I will get deeper into revenue drivers later in my prepared remarks.

Q1 consolidated contribution margin with a loss of $1 million as compared to a profit of $1.7 million in Q4, 2018. The Q1, loss was principally driven by higher costs to produce five live stream festivals in Q1 versus no live stream sequentially in Q4 of the prior fiscal year. Note that Q1 includes the cost produced in streaming EDC Las Vegas which is one of our largest and most elaborate festivals today. As a result, our average cost for these festivals in Q1 is almost one and half times higher versus our average expected cost to produce each festival throughout the remainder of the year.

Q1 adjusted operating loss was $4.6 million versus $2.4 million in Q4 2018, a $2.2 million increase was largely driven by the higher number of festivals live streamed in Q1 from our music operations and to a lesser extent from increased G&A expenses from timing of year-end audit fees and the addition of new corporate personnel to support our growth initiatives; including planned internal control improvements throughout fiscal 2019. During Q1 2019, we also capitalized approximately 0.5 million of internally developed software cost versus none in Q4 2018.

Now, I would like to discuss the financial performance across our music operations in corporate divisions. Turning to music operations, our music operations consists of our audio and internet radio services from Slacker radio which we acquired in December 2017 along with our live stream operation, sales, marketing and product development supporting our music operations and to a lesser extent certain general and administrative costs.

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Tuesday, August 14, 2018, 5:00 PM Eastern

As previously discussed our Q1 revenue of $7.6 million was up 7% quarter-over-quarter from Q4 2018 due to growth across our advertising, licensing and paid subscribers. During Q1, our music operations ended the quarter with 489,000 paid subscribers, up 43,000 or 10% from March 31st, 2018. In Q1, we experienced quarter-over-quarter double-digit percentage growth in social and display advertising which are ads we insert in between radio and music breaks and growth and licensing of our live content rates which included a license of a distribution rights to Tencent to broadcast EDC Vegas in China.

Beginning in late Q2, we plan to begin investing in our marketing campaigns to further grow our paid subscriber base. As previously discussed, our Q1 contribution margin loss was $1 million versus a profit of $1.7 million in Q4 2018 principally driven by higher cost produced more live festivals in Q1 versus Q4 excluding production costs our sequential margins would have been relatively consistent quarter-over-quarter.

As a reminder, we are still in the early stages of launching our live stream advertising and branded sponsorship capabilities. We do not expect these corresponding revenues to commence until the second half of 2019 at the earliest. As a result, we expect our music operations contribution margin to fluctuate throughout fiscal 2019 as we ramp these new revenue sources in the back half of 2019.

Q1 music operations suggested operating loss of $2.9 million as compared to $1 million in Q4 2018. The increase in adjusted operating loss was driven by the higher number of festivals as previously discussed, coupled with investments in Q1 marketing expenses to support our growth versus Q4 2018. Offsetting these was $0.5 million of internally developed software [ph] in Q1 as compared to none in Q4. We expect to continue developing our music platform throughout this year.

Turning to corporate, our corporate division principally consists of general and administrative function such as executive, finance, legal and other areas that support the entire company including any public company driven initiatives and supporting functions. Q1 corporate adjusted operating loss of $1.6 million was relatively flat quarter-over-quarter as compared to $1.3 million in Q4 2018. The increase in adjusted operating loss was driven by year-end audit and the addition of personnel to support our growth.

Now, I would like to discuss the trends in our operating expenses quarter-over-quarter. Excluding noncash stock based compensation, amortization expense, depreciation, certain nonrecurring operating expenses of $5.6 million in Q1 2019 and $4.8 million in Q4 2018. Q1 operating expenses were $3.7 million in Q1 versus $4.1 million in Q4 down 10% or $0.4 million quarter-over-quarter. The quarter-over-quarter decrease was largely driven by the previously discussed Q1 capitalized software.

Turning to our balance sheet, we ended Q1 2019 with cash of $15.9 million, up $5.6 million from Q4 2018 driven largely by net cash proceeds of $6.1 million from financing offset by net cash outflows from investing activities of $0.5 million in Q1 2019.

Q1 financing proceeds of $6 million were driven by…$9.6 million in net proceeds raised in June 2019 from our new three-year $10.6 million senior secured debenture convertible at $10 a share offset by $3.5 million payoff of our legacy bank debt assumed with the Slacker acquisition. In conjunction with the bank debt payoff, $3.5 million in cash collateralized against the legacy bank debt was released back to us in Q1 which 100% offset our net cash outflows from operations of $3.5 million during Q1 2019.

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern

Now, I would like to update you on a few additional items. During Q1, we converted an aggregate $1.1 million in unsecured convertible notes into approximately 376,000 shares of common stock. As of today, we have $4.6 million of unsecured convertible notes outstanding. As of June 30th, 2018, we got approximately 167,000 warrants outstanding and $2.6 million of potential common stock underlying our secured debentures and unsecured convertible notes. We ended the quarter with approximately 51.9 million common shares outstanding.

Turning to guidance; our full year 2019 guidance is as follows; 2019 full-year revenue of $35 million to $45 million. 2019 full-year adjusted operating loss of $10 million to $12 million. 2019 full-year CAPEX range from $2 million to $3 million. Consistent with our previous communications, we expect to live stream up to 27 festivals in fiscal 2019.

Lastly, I would like to point out that we recently engaged no external auditors in late July 2018, to help us scale our financial compliance initiatives going forward. As a result of this late on-boarding, we will be filing an extension for our 10-Q today. We fully expect to file our 10-Q within the prescribed five-day extension and do not expect any material differences from our Q1 financial results furnished today.

That concludes my prepared remarks. We'd now like to open up the line for Q&A.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press star then two. At this time, we will pause momentarily to assemble our roster.

And our first question comes from Ron Josey of JMP Securities. Please go ahead.

Ron Josey

Great, thanks for taking the question. I have a few here Rob and hopefully you can help. I just wanted to say on the general festivals and the contract length, seeing a bunch of new festivals on here, congrats on that and this summer has been great. I just want to understand a little bit more about the contract terms, how you are talking to these festivals. How the terms of evolving, meaning are they getting longer, three to five plus years, any sensitivity [ph] around that? And then the second question…I've got three… I’ll just tee them up. The second question is just around content rights and engagement. You are clearly generating the traffic. Just wondering as you build the content yourselves meaning you are doing the interviews back stage, I tried to get you, you did interviews with campers. How is that going in terms of attracting potentially, reengaged customers coming in the site and also from a content perspective you are getting the rights from the artists themselves? Lastly, you talked about 10 million paid subscribers, great to see you are adding subscribers again in Slacker but 10 million, I think in 2023. Just help us understand the steps you are taking to get there. Thank you.

Rob Ellin

Sure, Ron. Let me try one at a time. I will start with in terms of the contracts. We have only publically disclosed Insomniac contract which is a five-year exclusive deal, but all of the contracts are moving to longer and longer term. They started in two to five years, we’ve moved to three to seven years. The Insomniac LiveNation partnership fully puts us in position now to be looking at anywhere from three to ten years.

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Tuesday, August 14, 2018, 5:00 PM Eastern

We have also expanded the partnerships to get full distribution rights around the globe, as well as full technology rights, digital rights across the globe. The partnerships are getting longer and better in each one and the terms are getting better. The only component that we didn’t talk about at all on the call, is on the competition side we really had the luxury that we’ve really become the thought leader in this, so the relationship with the festivals based on the level, the level of streaming that we’ve done and then quality of it. The festivals are starting to come to us. The game is changing and the opportunity is changing and with RedBull [ph] really stepping out of the business really the floodgates have opened, where we can expand that line up in 27 to way more down the line.

In terms of the audience, and the original programming, the initiatives around original programming as we said, we just brought our entire team in-house for production. We now have three of the festival producers that produced most of the live festivals in the world on our team. By adding Matt Baxter and his background at Spotify and Buzzfeed and LiveNation TV, we have added a real expertise in building original programming.

The next step of that would be LiveZone. When you think about ESPN and you think about SportsCenter, think about that authentic news and we started to test it, we probably had, I think 12 now correspondents around the world and growing. We are testing to find that talking head, those anchors [ph] that really keep the audience engaged long-term, but overall, we’re extremely happy on with the traffic numbers and audience as you and I discussed when we first did the financing. We expected a million per festival, we’re looking at 3 million plus.

Ron Josey

That’s great.

Rob Ellin

I think the last one was.

Ron Josey

Just the third one was on, you talked about potentially adding 10 million TV subscribers in the next several years 2023. Just wondering the steps, from here until there, if that’s possible?

Rob Ellin

Sure. I’m going to give it from a high level and then I’m going to let Mike jump in from a financial level. The exciting part of this is, is that the more traffic you drive, the more festivals, concerts, and venues we have, the more traffic we drive, the larger that pool of audience is, the more sponsors, the more subscribers, the more merchandise we are going to sell, all of that’s going to increase. We’re starting to see that penetration and what we’ve done is, we’ve utilized that excess inventory to market Slacker today, as opposed to taking small checks from advertisers as we look for like ESPN, [indiscernible] or network like this we look for a partner versus just a programmatic [ph] advertiser.

But it’s driven over three and a half million impressions to Slacker, that audience, we’re starting to see some real, which are driving some real audience platform [ph], does that make sense? With that in growing that subscriber base, we fully expect to in the very near future like to launch LiveXLive as a subscription product. You may have seen in the near future a combination of audio and video for the first time as well with this Slacker LiveXLive combined property that gives you the ability to literally go from the car to the stadium to your house listening or watching a local act on Amazon or Roku TV. With the expansion of our distribution platforms including putting our content across [ph] Twitch, essential channel with Twitch as well on Roku, Apple and Amazon, all those are going to help to drive subscribers to build this platform. You want to jump in Mike?

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern

Mike Zemetra

Got it.

Mike Zemetra

Today, we’re growing double-digit quarter-over-quarter principally on the audio product in terms of paid subscribers. In the back half of this year, we plan to launch entirely new subscription platform, which will basically take audio and live and merge them together along with social. Which we feel is going to be very compelling versus sort of more traditional services that are out there today. That [unintelligible], is really going to start stimulating growth going into next-year. If you could just start to envision your subscriber base…any subscribers doubling each year, that gets you over the five-year to that 10 million. On top of that, we will be marketing, et cetera, we feel very confident in that.

Ron Josey

That’s great. Looking forward to seeing the new product and congrats again on all the festivals being added. It’s great to see, thank you.

Rob Ellin

Thanks, Ron.

Operator

Our next question comes from Barry Sine of Dawson James. Please go ahead.

Barry Sine

Hi, good afternoon, gentlemen. A couple of questions, maybe more than couple if you don’t mind. First of all, just looking backwards, when you acquired Slacker, it wasn’t in good shape. They were declining, but you almost on a dime, you’ve turned that around. Can you look backwards over what you’ve done to already accomplish what you’ve achieved. That’ll give us a better sense of how you’re going to accomplish, what you’ve said going forward?

Rob Ellin

It’s a great question, that starts with management always. The team has cut some costs over there. We’ve taken control of the helm, bringing Mike in, he has operating experience of over 20 years of operating these businesses. We put all of this live original programming in as you can see. We have announced multiple deals to expand the Slacker library. We added partnership with Dash radio, which we’ve added 17 channels so far and can add as many as 70 original live program channels. Very differently than any of our competitors, we are laser-focused on original programming.

We also announced a big initiative called Heard Well [ph] around social media, which is a social media channel and then we’ve also announced our initiative with our country music channel in Nashville with WME [ph] is our partner in it. All those initiatives are driving some traffic to the funnel and then most important is all these live events, the aggregation of the two businesses and the ability to consolidate these businesses, gives such a tremendous advantage in that, our programing is all built around these festivals, contents and venues and the biggest artists in the world, fortunately they drive a tremendous amount of traffic here to our platform.

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern

Barry Sine

Okay, and then on the music festivals, you've done a great job building a calendar of festivals doing much better than expected in terms of getting people to view them. A $64,000 question is monetizing all of those eyeballs and in the script you talked about that still probably second-half of the year, could you talk about what pieces you are putting in place today and what that process is going to be to get advertising, slash sponsorship revenue around those festivals?

Rob Ellin

Yes, it’s great question. The first component of that is we are just starting to build our sales team. We've just added a top notch team from the ESPN digital, from iHeart digital and then as you read in the press release when we partnered with insomniac, we got their entire sales team as a partner to us. Because we have the benefit as well to the up-selling sponsorship from the live event to the digital event.

From that the full value add off the hook after that, from our friends in AEG [ph] who said hey, how come we are not doing that? And of course, it immediately left that opportunity, we are just starting to build out that sales team and utilizing these partnerships to really grow it. We are being conservative in saying we are going to start seeing that sponsorship hitting in the fourth quarter, it could hit earlier, there is a pipeline now that is starting to buildup, but as you guys know, when you are building a new network, Steve Bornstein says to me every time everybody thought ESPN happened in an hour, it takes time but when you get the first sponsor, it's a Dominos effect. The first one comes in and then the other genres of the sponsorship follow it.

Barry Sine

Okay, and then, my next question is Rob you laid out six long-term goals, the first one is pretty audacious 10 million paid subscribers by 2023. If as financial analysts we are trying to think about that in financial terms, today how should we think about your ARPU picture today. I know you have different products but what kind of ARPU are you generating from paid subscribers today?

Mike Zemetra

Hi, this is Mike.

Barry Sine

Hi, Mike.

Mike Zemetra

We offer everywhere from a premium product. Where it’s [unintelligible] and display ads. All the way up to $9.99 from a premium perspective. We don't anticipate on deviating too far from those ranges. Just from a modeling perspective, we've always said mid single-digit is probably a safe bet and that’s what we are looking towards. It will be a variety of different plans, et cetera, but except it to kind of land in the mid single-digit.

Barry Sine

Okay. Rob on the other five goals, you gave yourself a little bit of an out, you didn't give timelines on those, could I press you on that especially on your ability to have a content 24/7, 365 because that's really important to the ability to create a go-to live music channel?

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern

Rob Ellin

Yes, the best way to articulate that and I know values got a lot of common side. We really have 24/7. A lot of that content, no different than ESPN or HBO. Is going to be replaying. We really hit a real goal of having that, it's going to take a period of time, think of it as one major live event a day. We originally did our financing, we said we were going to go from 7 to 14 festivals. We've gone from 7 to 27. We are only five months into the year. We fully expect to grow that number substantially and when you start to think about having a 100 plus festivals, our 100 plus festivals are going to fill up most of your year. All the original programming at every one of these festivals, we are shooting pilots, we are shooting original programming from interviews to backstage to travel shows. There is a staggering amount of content and as you look every day, you are seeing more and more of it to fit our platform. As you watch over the next 45 days to 60 days because we've done so many festivals in a row [indiscernible] just think about all that programs that's going to keep hitting for the next couple, for the next two to six weeks. They don't keep it expanding and it's hard to say what day you have you know a 100 festivals, but we are fully confident that the metrics are looking like you think. We certainly can go up from 7 to 14 to 28. We can continue to look at doubling these numbers every two years.

Barry Sine

Okay. And next question is really for Mike, you've chosen to report your profitability using something called adjusted operating loss and you rake out all the debt, the definition and calculation on that, why are you communicating in that way and how should we think about that vis-à-vis your traditional EBITDA number?

Mike Zemetra

Yes, if you back in to EBITDA and using adjusted EBITDA, it's basically reconciling all non-cash items.

Barry Sine

Right?

Mike Zemetra

Stock-based compensation, depreciation, amortization and then it excludes everything from non-operating. Your interest expense all the way down to financial derivatives all the way down to income tax. It essentially is an adjusted EBITDA apples-to-apples. Yes, comparable to others.

Barry Sine

Okay. My last question, we saw the unfortunate demise of Go90 recently, strategically after you mourn their loss, I would think you are going to see some content availability and some talent availability, Verizon had put a lot of money into that as you know, what impact is Go90s demise have for you guys?

Rob Ellin

We never root for any ones’ demise; we were a fan and hoping that Go90 would work. It would be another platform that's going to need our content. They did throw some money at this, but they didn’t really have a business model around it. It's a competitor that went away which is always an advantage to us. The biggest advantage right now is that other than Yahoo, whose probably streaming five or six festivals this year, there is really no one that's competing anymore, we really have a wide open lane and opportunity to really mature this business and grow this business. And be the thought leader around the globe.

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Tuesday, August 14, 2018, 5:00 PM Eastern

Barry Sine

And any talent or content that you may be able to pick up that previously was with Go90?

Rob Ellin

Yes, there is definitely opportunities of some of the festivals they were streaming as well as and, probably more importantly with the festivals that Red Bull was streaming. There is a unique opportunity there and we hope to expand our partnership with Live Nation, AEG [ph] and continue to prove that we are a great partner for them and continue to build a new revenue stream for the entire music industry. Yes, part of why this is so exciting is it's very hard for an industry, it's been around that long to create a new revenue stream, this is a brand new revenue stream for everybody. The tide is going to be a win for everybody.

Barry Sine

Okay. Thank you very much. Those were my questions.

CONCLUSION

Rob Ellin

Great. Thank you, Barry. Just finishing up guys. I appreciate everybody taking the time. We look forward to further calls and a lot of exciting things are happening at the company. You will see a lot of more exciting festivals and the best artists in the world performing on our network. Please when you have an opportunity, please visit our Roku or Amazon or Apple, go on to the apps, they keep maturing and getting better, go on to our web property, if you had a chance to watch this week. Sziget from Budapest was just absolutely spectacular, it was really beautiful, seven days from Budapest and some of the best artists, Shawn Mendes was just amazing on it. Thank you again and we look forward to updating you shortly.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

LiveXLive Media, Inc.

Tuesday, August 14, 2018, 5:00 PM Eastern